Exhibit 99.2

The information provided in this Exhibit is presented only in connection with the reporting changes described in the accompanying Form 8-K. This information does not reflect events occurring after February 19, 2013, the date we filed our 2012 Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect the change in reportable segments, allocations and the adoption of a new accounting standard, as described in the Form 8-K and set forth in Exhibits 99.1 through 99.4 attached thereto. You should therefore read this information in conjunction with the 2012 Form 10-K, and any subsequent amendments on Form 10-K/A, filed with the Securities and Exchange Commission after February 19, 2013 and in conjunction with our June 30, 2013 Form 10-Q filed with the Securities and Exchange Commission on July 30, 2013.

PART I

ITEM 2.	PROPERTIES
FMC leases executive offices in Philadelphia, Pennsylvania and operates 33 manufacturing facilities and mines in 21 countries. Our major research and development facility is in Ewing, New Jersey.
Trona ore, used for soda ash production in Green River, Wyoming, is mined primarily from property held under long-term leases. We have long-term mineral rights to the Salar del Hombre Muerto lithium reserves in Argentina. A number of our chemical plants require the basic raw materials that are provided by these mines, without which other sources of raw materials would have to be obtained.
We believe our facilities are in good operating conditions. The number and location of our owned or leased production properties for continuing operations are:

	United States	Latin America & Canada	Western Europe	Asia- Pacific	Total
FMC Agricultural Solutions	2	1	—	3	6
FMC Health & Nutrition	2	1	6	3	12
FMC Minerals	2	2	1	3	8
FMC Peroxygens	2	1	4	—	7
Total	8	5	11	9	33

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